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                                                                      EXHIBIT 99


[DEVON ENERGY CORPORATION LETTERHEAD]



                                  NEWS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:          VINCE WHITE
                         VP COMMUNICATIONS AND INVESTOR RELATIONS
                         (405) 552-4505

INVESTOR CONTACTS:       ZACK HAGER
                         MANAGER, INVESTOR RELATIONS
                         (405) 552-4526

                DEVON ENERGY AND MITCHELL ENERGY EXPECT TO AMEND
                   MERGER AGREEMENT TO ENSURE TAX-FREE STATUS

OKLAHOMA CITY and THE WOODLANDS, TEXAS -- SEPTEMBER 27, 2001 -- Devon Energy Corporation (AMEX:DVN, TSE:NSX) and Mitchell Energy & Development Corp. (NYSE:MND) announced today that they expect to amend their merger agreement shortly and are fully committed to completion of the merger. The amendment would eliminate the risk that Devon's stock price would prevent the issuance of certain tax opinions that are a condition to the transaction. The proposed amendment would have no effect on the economics of the transaction to the companies and their shareholders.

Under the existing merger agreement, Mitchell is to merge with a subsidiary of Devon. The transaction is designed to be tax-free except to the extent that Mitchell's shareholders receive cash. Consequently, a condition to closing is that each party receive tax opinions to that effect. The recent decline in Devon's stock price has created doubt as to whether those opinions could be obtained at closing.

The amended agreement would require the parties to complete the transaction as it is now structured if the tax opinions are available. However, in the event that the opinions are not available under that structure, the parties would effect the transaction by creating a new holding company. Through mergers, Devon and Mitchell would become subsidiaries of the new company. In those mergers, Devon's shareholders would exchange each of their Devon shares for one share of the new holding company. As with the original structure, Mitchell's shareholders would exchange each of their Mitchell shares for .585 shares of the new holding company and $31 in cash. The board of directors of the new holding company would consist of the current Devon board of directors and Todd Mitchell. Mr. Mitchell is the son of George P. Mitchell, Chairman and CEO of Mitchell.

If the new holding company structure is employed, the transaction is expected to be tax-free, except to the extent Mitchell's shareholders receive cash. Any necessary opinions are expected



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to be obtainable, regardless of Devon's stock price. If this structure is employed, the new holding company would guarantee the obligations of Devon Financing Corporation, U.L.C.'s recently proposed private placement of up to $3 billion in senior notes.

Devon and Mitchell do not expect the proposed amendment to delay the closing. The companies expect to close the merger during the fourth quarter of 2001.

Devon Energy Corporation is an independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon ranks among the top five U.S.-based independent oil and gas producers and is included in the S&P 500 Index. Shares of Devon Energy Corporation trade on the American Stock Exchange under the symbol DVN. Devon's exchangeable shares (resulting from Northstar, Devon's wholly-owned Canadian operating unit) trade on The Toronto Stock Exchange under the symbol NSX.

             NOTICE TO INVESTORS CONCERNING DEVON'S PLANS TO ACQUIRE
                                 MITCHELL ENERGY

Investors and security holders are advised to read the definitive joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the proposed transaction because it will contain important information. A preliminary joint proxy statement/prospectus has been filed with the SEC by Devon and Mitchell. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Devon and Mitchell with the SEC at the SEC's web site at www.sec.gov. The definitive joint proxy statement/prospectus and such other documents (relating to Devon) may also be obtained for free from Devon when they become available by directing such request to: Devon Energy Corporation, 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260, Attention: Investor Relations, telephone: (405) 552-4570, e-mail: judy.roberts@dvn.com. The definitive joint proxy statement/prospectus and such other documents (relating to Mitchell) may also be obtained for free from Mitchell when they become available by directing such request to: Mitchell Energy & Development Corp., 2001 Timberloch Place, The Woodlands, Texas 77380, Attention: Investor Relations, telephone: (713) 377-6625, e-mail: mndpr@mitchellenergy.com.

Devon, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Devon's shareholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in Devon's Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.

Mitchell, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Mitchell's shareholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in Mitchell's Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.


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